CONSENT

I hereby consent to the use of my name in connection with the following report and documents, which are being filed as exhibits to and incorporated by reference into the annual report on Form 40-F of Cardero Resource Corp. (the “Company”) being filed with the United States Securities and Exchange Commission:

1.

Technical Report dated August 6, 2005 entitled “Geological Valuation report of the Pampa de Pongo Property, Arequipa Department, Caraveli Province, Peru” prepared by Jan N. Helsen, Ph.D., P.Geo.; and

2.

The annual information form of the Company dated January 23, 2008, which includes reference to my name in connection with information relating to the foregoing report, and the properties described therein.

DATED  January 29, 2008

/s/ Jan Helsen

Jan N. Helsen